EXHIBIT 21



               SUBSIDIARIES OF WERNER ENTERPRISES, INC.
               ----------------------------------------

                                                  JURISDICTION OF
                    SUBSIDIARY                     ORGANIZATION
          ---------------------------------       ---------------
     1.   Werner Leasing, Inc.                        Nebraska
     2.   Werner Aire, Inc.                           Nebraska
     3.   Gra-Gar, Inc.                               Nebraska
     4.   Drivers Management, Inc.                    Nebraska
     5.   Frontier Clinic, Inc.                       Nebraska
     6.   Fleet Truck Sales, Inc.                     Nebraska
     7.   Professional Truck Drivers School, Inc.     Nebraska
     8.   Werner Transportation, Inc.                 Nebraska
     9.   Werner de Mexico, S. de R.L. de C.V.         Mexico